EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jamba, Inc.:

We consent to the incorporation by reference in the Registration Statements Nos. 333-160597 and 333-139645 on Form S-3 and Nos. 333-212938, 333-211440, 333-189147, 333-167449, 333-139128, and 333-158093 on Form S-8 of Jamba, Inc. of our report dated May 11, 2018, related to the consolidated financial statements and the related financial statement schedule of Jamba, Inc. and our report dated May 11, 2018 related to the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Jamba, Inc. for the year ended January 2, 2018.

/s/ Whitley Penn, LLP
Dallas, TX
May 11, 2018